Exhibit 1A-6A(iii)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into effective as of the 31st day of December, 2020, by and between TUSCAN GARDENS INTERMEDIATE FUND, INC., a Florida corporation with principal offices at 99 S. New York Avenue, Winter Park, FL 32789 (the “Fund”) and TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC., a Florida corporation with principal offices at 99 S. New York Avenue, Winter Park, FL 32789 (the “Company”). The Fund and Company are hereinafter individually a “Party” and collectively the “Parties”.

W I T N E S S E T H:

WHEREAS, the Fund and the Company have agreed that the Fund shall merge with and into the Company, the separate corporate existence of the Fund shall cease, and the Fund’s shareholders shall receive a total of 9,991 shares of Class A Non-Voting Preferred Stock of the Company and other consideration as described herein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the mutual agreements contained herein, the Fund, the Company, and the shareholders of the Fund and the Company approve and adopt this Agreement and mutually covenant and agree as follows:

1.         Definitions.

1.1       Agreement. The term “Agreement” shall mean this “Agreement and Plan of Merger.”

1.2       Articles of Merger. The term “Articles of Merger” shall have the meaning set forth in Section 2.2 below.

1.3       Closing. The term “Closing” shall have the meaning set forth in Section 11.1 below.

1.4       Closing Date. The term “Closing Date” shall have the meaning set forth in Section 11.1 below.

1.5       Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6       Company. The term “Company” shall have the meaning set forth in the preface above.

1.7       Confidential Information. The term “Confidential Information” shall mean any information concerning the business and affairs of the disclosing Party that is not now or hereafter generally available to the public.

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1.8       Contract. The term "Contract” shall mean any of the agreements, contracts, leases, notes, loans, evidence of indebtedness, purchase orders, letters of credit, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, policies, purchase and sales orders, quotations and other executory commitments to which the Company and the Fund is a party or to which any of the assets of the Company or the Fund is subject, whether oral or written, express or implied.

1.9       Corporations Act. The term “Corporations Act” shall mean the Florida Business Corporation Act, Section 607.0101, et. seq., Florida Statutes, as the same may be amended from time to time.

1.10       Dissenting Shares. The term “Dissenting Share” shall mean shares of the Company or the Fund held by a stockholder who or which has the right to exercise and does in fact exercise his or its dissenters’ rights with respect to this Agreement and the Merger in accordance with the provisions of Section 607.1320 of the Florida Business Corporation Act. “Dissenting Share” means one of such Dissenting Shares.

1.11       Effective Date. The term “Effective Date” shall have the meaning set forth in Section 2.2 below.

1.12       Environmental Laws. The term “Environmental Laws” shall mean any federal, state, foreign, and local statutes, laws, rules, regulations and ordinances now or hereafter in effect and in each case as amended, relating to the environment, health, safety, or Hazardous Substances.

1.13       Execution Date. The term “Execution Date” shall mean the date this Agreement is made and entered into by the Parties.

1.14       Financial Statements. The term “Financial Statements” shall have the meaning set forth in Section 3.19 and 4.19 below.

1.15       Fund. The term “Fund” shall have the meaning set forth in the preface above

1.16       Hazardous Substances. The term “Hazardous Substances” shall mean (i) any chemicals, materials or substances defined in or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” or words of similar import, under any applicable Environmental Laws, (ii) any petroleum or petroleum products, by-products or breakdown products, including crude oil or any fraction thereof, natural or synthetic natural gas, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation and radon, and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or under any Environmental Laws.

1.17       Indemnifying Party. The term “Indemnifying Party” shall mean either the Fund or the Company, as applicable, depending on who is the responsible Party for indemnification under Section 10.1.

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1.18       Internal Revenue Service. The term “Internal Revenue Service” shall mean the United States Internal Revenue Service or any successor organization thereto.

1.19       Knowledge. The term “Knowledge” shall mean actual knowledge without independent investigation.

1.20       Liabilities. The term “Liabilities” shall mean any and all known or threatened, liquidated or unliquidated, actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys* fees and expenses.

1.21       Merger. The term “Merger” shall have the meaning set forth in Section 2.1 below.

1.22       Ordinary Course of Business. The term “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

1.23       Party and Parties. The term “Party” and “Parties” shall have the meaning set forth in the preface above.

1.24       Person. The term “Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

1.25       Property Site. The term “Property Site” shall mean the sites upon which the Fund and the Company operate their respective businesses.

1.26       Requisite Stockholder Approval. The term “Requisite Stockholder Approval” shall mean with respect to the Fund the affirmative vote of the holders of a majority of the Voting Common Stock of the Fund and with respect to the Company the affirmative vote of the holders of a majority of the Voting Common Stock of the Company in favor of this Agreement and the Merger.

1.27       Security Interest. The term “Security Interest” shall mean any mortgage, pledge, lien, encumbrance, charge, easement, restriction, claim, demand, lien or other security interest, other than (a) liens for nondelinquent ad valorem taxes and (b) other liens, easements and restrictions that do not detract from or interfere with the present or reasonably foreseeable use of the property subject thereto.

1.28       Setoff Liabilities. The term “Setoff Liabilities” shall mean Liabilities arising out of or resulting from any material breach of any representation, warranty or covenant of the Company or the Fund herein contained that is not cured by the Company or the Fund prior to the Closing.

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1.29       Surviving Corporation. The term “Surviving Corporation” shall have the meaning as set forth in Section 2.1 below.

1.30       Taxes. The term “Taxes” shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and any penalties.

2.         Merger of the Company and the Fund.

2.1       Plan of Merger. At the Effective Date, in accordance with this Agreement and the Corporations Act, the Fund shall be merged with and into the Company (the “Merger”), the separate existence of the Fund shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.2       Effective Date of Merger. The Merger shall become effective on the effective date of the Articles of Merger (the “Articles of Merger”) filed with the Secretary of State of Florida, in the form attached as Exhibit A, in accordance with the Corporations Act (the “Effective Date”). The Articles of Merger shall be filed at the time of the Closing.

2.3       Effect of Merger. When the Merger has been effected, and in accordance with and with the effect set forth in the Corporations Act, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Fund and the Company. The Surviving Corporation may, at any time after the Effective Date, take any actions (including executing and delivering any document) in the name and on behalf of the Fund in order to carry out and effectuate the transactions contemplated by this Agreement.

2.4       Articles of Incorporation; Bylaws; Directors. The Articles of Incorporation and the Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Surviving Corporation in such form as they may exist immediately prior to the consummation of the Merger. The directors of the Surviving Corporation on the Effective Date shall continue to serve as directors immediately after the consummation of the Merger, in accordance with terms of the Surviving Corporation’s existing Shareholders Agreement, to which the shareholders of the Fund will agree to be bound, the bylaws of the Surviving Corporation, and otherwise in accordance with the Corporations Act.

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2.5       Conversion of Shares. On the Effective Date, by virtue of the Merger and without any further action on the part of the Fund, the Company, or the shareholders of the Fund or the Company:

2.5.1	All Class A Non-Voting Preferred Stock, $1,000.00 par value, in the Fund (other than a Dissenting Share) shall be cancelled and extinguished and be converted into and become a right to receive an aggregate of 9,991 shares of Class A Non-Voting Preferred Stock, $1,000.00 par value, in the Company on a pro rata basis, and as a result, the Company will become the majority, indirect owner of those certain Senior Living communities known as Tuscan Gardens of Venetia Bay (“Venetia Bay”), Tuscan Gardens of Palm Coast (“Palm Coast”), and Tuscan Gardens of Delray Beach (“Delray Beach”), (collectively, the “Tuscan Communities”) that were indirectly owned by the Fund and, as a result of the merger, are now indirectly held by the Company;
2.5.2	All Common Shares in the Fund shall be canceled and extinguished for good and valuation consideration;
2.5.3	Each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Date shall remain outstanding following consummation of the merger;
2.5.4	Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation in accordance with the provisions of Section 607.1320 of the Corporations Act; and
2.5.5	Any fractional shares will be cashed out.

3.         Representations and Warranties of the Fund. The Fund represents and warrants to the Company and the shareholders of the Company that the statements contained in this Section 3 are to the best of the Fund’s Knowledge correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), or as set forth or referenced elsewhere in this Agreement.

3.1       Organization, Qualification, and Corporate Power. The Fund is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Fund is also duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Fund has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2       Capitalization. The entire authorized capital stock of the Fund consists of 50,000 shares of voting common stock of which one hundred (100) shares of common stock are issued and outstanding, and 50,000 shares of Class A Non-Voting Preferred Stock, of which zero shares of Class A Non-Voting Preferred Stock are issued and outstanding. All of the issued and outstanding the Fund’s shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Fund to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Fund.

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3.3       Subsidiaries. Other than preferred membership interest in the limited liability companies set forth below, the Fund has no subsidiaries, nor does the Fund own, directly or indirectly, any outstanding voting securities, stock of or other interest in, or control of any other corporation, partnership, joint venture, limited liability company or other entity:

3.3.1	The Heritage at Forest Acres, LLC;
3.3.2	The Heritage at Forest Acres Capital Partners, LLC;
3.3.3	The Heritage at Forest Acres Properties, LLC;
3.3.4	Sims-Frost Capital Partners, LLC;
3.3.5	Tuscan Gardens of Delray Beach, LLC;
3.3.6	Tuscan Gardens of Delray Beach Capital Partners, LLC;
3.3.7	Tuscan Gardens of Palm Coast, LLC;
3.3.8	Tuscan Gardens of Palm Coast Capital Partners, LLC;
3.3.9	Tuscan Gardens of Palm Coast Properties, LLC;
3.3.10	Tuscan Gardens of Venetia Bay Capital Partners, LLC;
3.3.11	Tuscan Gardens of Venetia Bay Properties, LLC; and
3.3.12	Tuscan Gardens Real Estate Fund, LLC.

3.4       Title to Assets. The Fund has good and marketable title to all of its properties and assets, free and clear of all Security Interests, other than those reflected on their Financial Statements.

3.5       Condition of Assets. All currently used tangible property and assets of the Fund are substantially in good operating condition and repair subject only to ordinary wear and tear.

3.6       Authorization of Transaction. The Fund has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Fund, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement by the Fund has been fully authorized by all requisite corporate action on the part of the Fund, and this Agreement, and all assignments, agreements and other instructions and documents to be executed and delivered by the Fund hereunder, will constitute legal, valid and binding obligations of the Fund enforceable against the Fund in accordance with their respective terms.

3.7       Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Fund is subject or any provision of the charter or bylaws of the Fund or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Fund is a party or by which it is bound or to which any of its assets is subject.

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3.8       Litigation. Neither the Fund nor any of its assets are subject to any order, consent decree, settlement or similar agreement with any governmental authority. There has been no judgment, injunction, decree, order or other determination of an arbitrator or government authority applicable to the Fund or any of its assets. To the Knowledge of the officers and directors of the Fund, there are not pending any suits, litigation, legal actions, arbitration, investigations, claims, administrative proceedings, demands or proceedings of any kind to which the Fund is a party, there are not and have not been any litigation or legal actions threatened by any Person against the Fund which would prevent consummation of the transactions contemplated hereby or which would have any material adverse effect on the Fund or any of its assets.

3.9       Liabilities. To the Knowledge of the officers and directors of the Fund, there is no note, debt, undertaking, contract, obligation or liability of any nature whatsoever that is owed or payable by the Fund or to which the Fund is subject, other than those disclosed on the Financial Statements of the Fund.

3.10       Contracts. Except for the Operating Agreements applicable to the investments of Fund listed in Section 3.3 above, the Fund is not a party to, or bound by, any Contract of any kind to be performed after the Closing Date (i) pursuant to which it is obligated to expend more than ten thousand dollars ($10,000) in any twelve-month period and that is not subject to cancellation on not more than 30 days' notice by the Fund without penalty or increased cost or (ii) with any Personnel or affiliates of the Fund or any Stockholder or relatives of any of the foregoing. With respect to each such Operating Agreement, (A) the Contract is legal, valid, binding, enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time could constitute a material breach or default or permit termination, modification or acceleration, under the Contract; and (C) no party has repudiated any term of the Contract, and there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

3.11       Compensation. The Fund has made available to the Company a list of all officers of the Fund and the rate of compensation, if any, broken down into salary and bonuses, of the officers and key employees of the Fund as of immediately prior to the Closing Date.

3.12       Brokers’ Fees. The Fund has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.13       Employer and Employee Plans. There is not now, nor has there been at any time during the past five years, on behalf of the employees of the Fund any strike, lockout, grievance, other labor dispute, or trouble of any nature pending or threatened against the Fund or that in any manner affects the Fund. There is not now, nor has there been at any time during the past five years, any plans, contracts, programs or arrangements (including, but not limited to, collective bargaining agreements, pensions, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other employee benefit plans, programs, or arrangements) maintained currently or at any time within the previous five years by the Fund with respect to an employee of the Fund.

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3.14       Intellectual Property. There is not now, nor has there been at any time during the past five years, any intellectual property (including, without limitation, know-how, trade secrets, confidential and proprietary processes, and technology, whether or not patentable) that the Fund directly or indirectly owns, licenses, uses, requires for use or controls in whole or in part for which any third party has a claim or may object to the validity of. The Fund does not own, directly or indirectly, or use any patents, copyrights, trademarks or service marks.

3.15       Environmental Matters. The Fund is now and has at all times been in full compliance with all Environmental Laws. There are no known substances or conditions in or on the Property Site that may support a claim or cause of action against the Fund under any Environmental Laws. There are not, and never have been, any underground storage tanks located in or under the Property Site. Neither the Fund nor its directors, officers, employees or agents have generated or transported any Hazardous Substances at any time that have been transported to or disposed of in any landfill or other facility, where the transportation or disposal could create liability to any unit of government or any third party. No activity has been undertaken on the Property Site that would cause or contribute to (i) the Property Site becoming a treatment, storage or disposal facility within the meaning of any Environmental Laws; (ii) a release or threatened release of any Hazardous Substances; or (iii) the discharge of pollutants or effluents into any water source or system or into the air, or the dredging or filling of any waters, where such action would require a permit under any Environmental Laws. To the Knowledge of the Fund, there is not now and never has been any Hazardous Substances present on, in or under the Property Site and no portion of the Property Site has ever been utilized as a land-fill or similar facility.

3.16       Compliance. The Fund has complied with all laws, orders, regulations, rules, decrees and ordinances affecting to any extent or in any manner any aspects of the Fund or its assets.

3.17       No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting the Fund or any of its assets or properties is pending or, to the Knowledge of the directors or officers of the Fund, threatened. Neither the Fund nor any of its directors or officers have taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

3.18       Permits and Licenses. The Fund has all necessary permits, certificates, licenses, approvals, consents and other authorizations required to hold and use its assets and properties in the manner in which they are held and used.

3.19       Financial Statements and Books and Records. The unaudited balance sheets of the Fund for the period ended December 31, 2020, as provided to the Company by the Fund (the "Financial Statements"), accurately reflect the assets and liabilities of the Fund and present fairly the financial positions of the Fund as of the date thereof. The Fund’s corporate minute book is correct and complete and contains an accurate record of all corporate actions of the shareholders and directors of the Fund.

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3.20       Accounts Receivable. All accounts receivable (net of reserves for doubtful accounts) of the Fund shown on the books as of December 31, 2020, and as incurred in the Ordinary Course of Business since that date, are collectible in the Ordinary Course of Business.

3.21       Events, Conditions, or Trends. To the Knowledge of the officers and directors of the Fund there is no event, condition, or trend of any character which might materially and adversely affect the financial condition, business, properties or assets of the Fund.

3.22       Insurance. The assets of the Fund are adequately insured and all policies of insurance carried by the Fund, if any, are in full force and all premiums are paid to date.

3.23       Taxes. The Fund has filed on a timely basis all returns it is required to file under any federal, state, or local law for the payment of Taxes and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of the Fund for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. The Fund and its officers and directors have not received a notice of any pending or threatened audit or any claim for assessment or collection by the Internal Revenue Service or any state or local agency related to the Fund’s liability or returns for Taxes for any period. There are no federal, state, or local tax liens outstanding against any of the Fund’s assets or properties.

3.24       Shareholder Residency. To the Knowledge of the officers and directors of the Fund, each shareholder of the Fund is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

3.25       Operation of the Business. Since the date of the last Financial Statement delivered to the Company, the Fund has not engaged in any practice, taken any action or entered into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

3.25.1	The Fund has not authorized or effected any change in its charter or Bylaws;

3.25.2	The Fund has not granted any options, warrants or other rights to purchase or obtain any of its capital stock and issued, sold or otherwise disposed of any of its capital stock, except as expressly provided for in this Agreement;

3.25.3	The Fund has not declared, set aside or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) outside of the Ordinary Course of Business;

3.25.4	The Fund has not redeemed, repurchased or otherwise acquired any of its capital stock outside the Ordinary Course of Business;

3.25.5	The Fund has not issued any note, bond or other debt security;

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3.25.6	The Fund has not imposed any Security Interest upon any of its assets outside of the Ordinary Course of Business;

3.25.7	The Fund has not made any capital investment in, made any loan to or acquired the securities or assets of any Person other than the membership interests identified in Section 3.3;

3.25.8	The Fund has not made any change in employment terms for any of its directors, officers or employees outside of the Ordinary Course of Business;

3.25.9	The Fund has not leased, sold or otherwise disposed of its properties or assets and has not altered, improved or constructed upon its properties and assets, except as provided for under this Agreement outside of the Ordinary Course of Business;

3.25.10	The Fund has not taken any action affecting the development rights with regard to the Property Site, including, but not limited to, changes in zoning, except as provided for under this Agreement;

3.25.11	The Fund has not entered into any indebtedness or contracts or encumbered any properties or assets of the Fund; and

3.25.12	The Fund has not committed to any of the foregoing.

4.         Representations and Warranties of the Company. The Company represents and warrants to the Fund and the shareholders of the Fund that the statements contained in this Section 4 are to the best of the Company’s Knowledge correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

4.1       Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company is also duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2       Capitalization. The entire authorized capital stock of the Company consists of (i) fifty thousand (50,000) shares of Voting Common Stock, $1.00 par value, of which fifty thousand (50,000) shares of Voting Common Stock are issued and outstanding; and (ii) fifty thousand (50,000) shares of Class A Non-Voting Preferred Stock, $1,000.00 par value, of which none have been issued. All of the issued and outstanding shares of the Company have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

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4.3       Subsidiaries. The Company has no subsidiaries, nor does the Company own, directly or indirectly, any outstanding voting securities, stock of or other interest in, or control of any other corporation, partnership, joint venture, limited liability company or other entity.

4.4       Title to Assets. The Company has good and marketable title to all of its properties and assets, free and clear of all Security Interests.

4.5       Condition of Assets. All currently used tangible property and assets of the Company are substantially in good operating condition and repair subject only to ordinary wear and tear.

4.6       Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement by the Company has been fully authorized by all requisite corporate action on the part of the Company, and this Agreement, and all assignments, agreements and other instructions and documents to be executed and delivered by the Company hereunder will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

4.7       Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject.

4.8       Litigation. Neither the Company nor any of its assets are subject to any order, consent decree, settlement or similar agreement with any governmental authority. There has been no judgment, injunction, decree, order or other determination of an arbitrator or government authority applicable to the Company or any of its assets. To the Knowledge of the officers and directors of the Company, there are not pending any suits, litigation, legal actions, arbitration, investigations, claims, administrative proceedings, demands or proceedings of any kind to which the Company is a party, there are not and have not been any litigation or legal actions threatened by any Person against the Company which would prevent consummation of the transactions contemplated hereby or which would have any material adverse effect on the Company or any of its assets.

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4.9       Liabilities. To the Knowledge of the officers and directors of the Company, there is no note, debt, undertaking, contract, obligation or liability of any nature whatsoever that is owed or payable by the Company or to which the Company is subject, other than those disclosed on the Financial Statements of the Company.

4.10       Contracts. The Company is not a party to, or bound by, any Contract of any kind to be performed after the Closing Date (i) pursuant to which it is obligated to expend more than ten thousand ($10,000) in any twelve-month period and that is not subject to cancellation on not more than 30 days' notice by the Company without penalty or increased cost or (ii) with any Personnel or affiliates of the Company or any stockholder or relatives of any of the foregoing.

4.11       Compensation. The Company has made available to the Fund a list of all officers of the Company and the rate of compensation, if any, broken down into salary and bonuses, of the officers and key employees of the Company as of immediately prior to the Closing Date.

4.12       Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.13       Employer and Employee Plans. There is not now, nor has there been at any time during the past five years, on behalf of the employees of the Company any strike, lockout, grievance, other labor dispute, or trouble of any nature pending or threatened against the Company or that in any manner affects the Company. There is not now, nor has there been at any time during the past five years, any plans, contracts, programs or arrangements (including, but not limited to, collective bargaining agreements, pensions, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other employee benefit plans, programs, or arrangements) maintained currently or at any time within the previous five years by the Company with respect to an employee of the Company.

4.14       Intellectual Property. There is not now, nor has there been at any time during the past five years, any intellectual property (including, without limitation, know-how, trade secrets, confidential and proprietary processes, and technology, whether or not patentable) that the Company directly or indirectly owns, licenses, uses, requires for use or controls in whole or in part for which any third party has a claim or may object to the validity of. The Company does not own, directly or indirectly, or use any patents, copyrights, trademarks or service marks.

4.15       Environmental Matters. The Company is now and has at all times been in full compliance with all Environmental Laws. There are no known substances or conditions in or on the Property Site that may support a claim or cause of action against the Company under any Environmental Laws. There are not, and never have been, any underground storage tanks located in or under the Property Site. Neither the Company nor its directors, officers, employees or agents have generated or transported any Hazardous Substances at any time that have been transported to or disposed of in any landfill or other facility, where the transportation or disposal could create liability to any unit of government or any third party. No activity has been undertaken on the Property Site that would cause or contribute to (i) the Property Site becoming a treatment, storage or disposal facility within the meaning of any Environmental Laws; (ii) a release or threatened release of any Hazardous Substances; or (iii) the discharge of pollutants or effluents into any water source or system or into the air, or the dredging or filling of any waters, where such action would require a permit under any Environmental Laws. To the Knowledge of the Company, there is not now and never has been any Hazardous Substances present on, in or under the Property Site and no portion of the Property Site has ever been utilized as a land-fill or similar facility.

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Agreement and Plan of Merger

4.16       Compliance. The Company has complied with all laws, orders, regulations, rules, decrees and ordinances affecting to any extent or in any manner any aspects of the Company or its assets.

4.17       No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties is pending or, to the Knowledge of the directors or officers of the Company, threatened. Neither the Company nor any of its directors or officers have taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

4.18       Permits and Licenses. The Company has all necessary permits, certificates, licenses, approvals, consents and other authorizations required to hold and use its assets and properties in the manner in which they are held and used.

4.19       Financial Statements and Books and Records. The unaudited balance sheets of the Company as of December 31, 2020 as provided to the Fund by the Company (the “Financial Statements”), accurately reflect the assets and liabilities of the Company and present fairly the financial positions of the Company as of the date thereof. The Company’s corporate minute book is correct and complete and contains an accurate record of all corporate actions of the shareholders and directors of the Company.

4.20       Accounts Receivable. All accounts receivable (net of reserves for doubtful accounts) of the Company shown on the books as of December 31, 2020, are collectible in the Ordinary Course of Business.

4.21       Events, Conditions, or Trends. To the Knowledge of the officers and directors of the Company, there is no event, condition, or trend of any character which might materially and adversely affect the financial condition, business, properties or assets of the Company.

4.22       Insurance. The assets of the Company are adequately insured and all policies of insurance carried by the Company, if any, are in full force and all premiums are paid to date.

4.23       Taxes. The Company has filed on a timely basis all returns it is required to file under any federal, state, or local law for the payment of Taxes and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of the Company for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. The Company and its officers and directors have not received a notice of any pending or threatened audit or any claim for assessment or collection by the Internal Revenue Service or any state or local agency related to the Company’s liability or returns for Taxes for any period. There are no federal, state, or local tax liens outstanding against any of the Company’s assets or properties.

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Agreement and Plan of Merger

4.24       Shareholder Residency. To the Knowledge of the officers and directors of the Company, each shareholder of the Company is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

4.25       Operation of the Business. Since the date of the last Financial Statement delivered to the Fund, the Company has not engaged in any practice, taken any action or entered into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

4.25.1	The Company has not authorized or effected any change in its charter or Bylaws;

4.25.2	The Company has not granted any options, warrants or other rights to purchase or obtain any of its capital stock and issued, sold or otherwise disposed of any of its capital stock, except as expressly provided for in this Agreement;

4.25.3	The Company has not declared, set aside or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) outside of the Ordinary Course of Business;

4.25.4	The Company has not redeemed, repurchased or otherwise acquired any of its capital stock outside the Ordinary Course of Business;

4.25.5	The Company has not issued any note, bond or other debt security;

4.25.6	The Company has not imposed any Security Interest upon any of its assets outside of the Ordinary Course of Business;

4.25.7	The Company has not made any capital investment in, made any loan to or acquired the securities or assets of any Person;

4.25.8	The Company has not made any change in employment terms for any of its directors, officers or employees outside of the Ordinary Course of Business;

4.25.9	The Company has not leased, sold or otherwise disposed of its properties or assets and has not altered, improved or constructed upon its properties and assets, except as provided for under this Agreement, outside of the Ordinary Course of Business;

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Agreement and Plan of Merger

4.25.10	The Company has not taken any action affecting the development rights with regard to the Property Site, including, but not limited to, changes in zoning, except as provided for under this Agreement;

4.25.11	The Company has not entered into any indebtedness or contracts or encumbered any properties or assets of the Company; and

4.25.12	The Company has not committed to any of the foregoing.

5.         Covenants. The Parties agree as follows with respect to the period from and after the Execution Date:

5.1       Cooperation and Best Efforts. The Parties will cooperate with each other and will use their best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

5.2       Transfer of Assets. The Parties shall comply with all applicable laws as may be required for the valid and effective transfer of property, assets and business contemplated by this Agreement.

5.3       Florida Business Corporation Act. On or before the Execution Date, the Company and the Fund shall have obtained its shareholders’ adoption of this Agreement and approval of the Merger in accordance with the Corporation Act. If such adoption and approval was obtained under a written action of the shareholders other than by unanimous consent of the shareholders entitled to vote in compliance with Florida Statutes §607.0704, then the Company and/or the Fund, as applicable, will mail a disclosure containing the Plan of Merger and a copy of Florida Statutes §§607.1301, 607.1302 and 607.1320 to the Stockholders within ten (10) days of the date of adoption and approval. Such disclosure shall contain notice of the vote and recommendation of the board of directors and the vote of the shareholders of the Company and the Fund in favor of the adoption of this Agreement and the approval of the Merger.

5.4       Payment of the Company’s Expenses. Except as otherwise provided in this Agreement, the Company will utilize any cash reserves to pay all transaction costs incurred by the Company in the consummation of the Merger, including attorneys’ fees, accountants’ fees and related fees or costs incurred prior to the Closing, and to pay all Setoff Liabilities, if any.

5.5       Payment of the Fund’s Expenses. Except as otherwise provided in this Agreement, the Fund will utilize any cash reserves to pay all transaction costs incurred by the Fund in the consummation of the Merger, including attorneys’ fees, accountants’ fees and related fees or costs incurred prior to the Closing, and to pay all Setoff Liabilities, if any.

5.6       Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies necessary to the consummation of the transactions contemplated under this Agreement.

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Agreement and Plan of Merger

5.7       Full Access by the Fund.

5.7.1	The Company will permit representatives of the Fund (including accountants, attorneys and lenders) to have full access to all premises, properties, personnel, books, records (including tax records and financial statements), contracts, surveys, plans, approvals, permits, tests, studies, inspections, reports, title commitments and other documents of or pertaining to the Company.

5.7.2	The Fund will not use any of the Confidential Information it receives from the Company in the course of reviews contemplated by 5.11.1, except in connection with this Agreement or as required under any applicable law, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Company all tangible embodiments (and all copies) thereof which are in its possession.

5.8       Full Access by the Company.

5.8.1	The Fund will permit representatives of the Company (including accountants, attorneys and lenders) to have full access to all premises, properties, personnel, books, records (including tax records and financial statements), contracts, surveys, plans, approvals, permits, tests, studies, inspections, reports, title commitments and other documents of or pertaining to the Fund.

5.8.2	The Company will not use any of the Confidential Information it receives from the Fund in the course of reviews contemplated by 5.12.2, except in connection with this Agreement or as required under any applicable law, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Fund all tangible embodiments (and all copies) thereof which are in its possession.

5.9       Notice of Developments. The Parties will give prompt written notice to each other of any material adverse development causing a breach of any of its own representations and warranties in Sections 3 and 4 above. This includes the Company notifying the Fund and the Fund notifying the Company of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted or commenced against them, their officers or directors. However, no disclosure by the Parties pursuant to this Section 5.13, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.10       Exclusivity. The Parties and its directors and officers will not solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Parties (including any acquisition structured as a merger, consolidation or share exchange) while this Agreement remains in effect.

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Agreement and Plan of Merger

6.         Conditions Precedent to the Fund’s Obligations. The obligation of the Fund to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (unless condition is waived in writing by the Fund at or prior to Closing):

6.1       Shareholders’ Authorization. This Agreement and the Merger shall have received the Requisite Stockholder Approval of the Fund and the Company.

6.2       Truth of Representations and Warranties. The representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date.

6.3       Compliance with Covenants. The Company shall have performed and complied with all its covenants under this Agreement in all material respects through the Closing.

6.4       Absence of Judgment. There shall not be any judgment, order, decree, stipulation, injunction or charge in effect against the Company preventing consummation of any of the transactions contemplated by this Agreement.

6.5       No Material Adverse Change. As of the Closing Date, there shall not have occurred any material adverse change which materially impairs the ability of the Company to conduct their business or the earning power on the same basis as in the past.

6.6       Acceptance of the Company’s Actions. All actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Fund.

7.         Conditions Precedent to the Company’s Obligations. The obligations of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (unless condition is waived in writing by the Company at or prior to closing):

7.1       Shareholders’ Authorization. This Agreement and the Merger shall have received the Requisite Stockholder Approval of the Fund and the Company.

7.2       Truth of Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date.

7.3       Compliance with Covenants. The Fund shall have performed and complied with all its covenants under this Agreement in all material respects through the Closing.

7.4       Absence of Judgment. There shall not be any judgment, order, decree, stipulation, injunction or charge in effect against the Fund preventing consummation of any of the transactions contemplated by this Agreement.

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Agreement and Plan of Merger

7.5       No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change which materially impairs the ability of the Fund to conduct their business or the earning power on the same basis as in the past.

7.6       Acceptance of the Fund’s Actions. All actions to be taken by the Fund in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

8.       Survival of Warranties, Representations, and Covenants. The warranties, representations and covenants of the Company and the Fund contained in Sections 3, 4 and 5 of this Agreement shall survive for any applicable statute of limitations period.

9.         Remedies for Breach of Agreement.

9.1       Definition of Default. Any material breach of any of the representations, warranties, and covenants made by the Company in this Agreement shall constitute a default under this Agreement. Any material breach of any of the representations, warranties, and covenants made by the Fund in this Agreement shall constitute a default under this Agreement.

9.2       Default by the Company. If the Company defaults under this Agreement prior to the Closing, the Fund shall have the option to terminate this Agreement. If the Fund elects to terminate this Agreement, the Fund shall first provide written notice of such election to the Company, and the Company shall have fifteen (15) days to cure the default. If the Company fails to cure the default within such fifteen (15) day period, then this Agreement shall be terminated.

9.3       Default by the Fund. If the Fund defaults under this Agreement prior to the Closing, the Company shall have the option to terminate this Agreement. If the Company elects to terminate this Agreement, the Company shall first provide written notice of such election to the Fund, and the Fund shall have fifteen (15) days to cure the default. If the Fund fails to cure the default within such fifteen (15) day period, then this Agreement shall be terminated.

10.         Indemnification.

10.1       Requirement of Indemnification. The Company shall indemnify the Fund and the shareholders of the Fund for any loss, cost, expense, or other damage suffered by the Fund or the shareholders of the Fund resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made by the Company which survives the closing as provided in Section 8. The Fund shall indemnify the shareholders of the Company for any loss, cost, expense, or other damage suffered by the shareholders of Company resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by the Fund which survives the closing as provided in Section 8.

10.2       Notice. The Fund or the Company, as applicable, shall assert any right to indemnification by furnishing the Indemnifying Party with a written notice and list of charges detailed by item showing the nature of any breach of any representation, warranty, or covenant and the amount of the loss or expense.

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Agreement and Plan of Merger

10.3       Defense.  If the right to indemnification is based on a claim of a third party, the Fund or the Company, as applicable, shall give the required notice within five (5) business days after they have notice of any claim and the Indemnifying Party shall have the right to contest any such claim by a third party, but all expenses of the contest shall be borne by the Indemnifying Party. The Fund or the Company, as applicable, shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Fund or the Company shall be at their expense.  The Indemnifying Party shall not be liable for any settlement of any such claim effected without their prior written consent, which shall not be unreasonably withheld; provided that if the Indemnifying Party does not assume the defense or prosecution of a claim as provided above within thirty (30) days after written notice is provided above, the Fund or the Company, as applicable, may settle such claim without the Indemnifying Party’s consent.  The Indemnifying Party shall not agree to a settlement of any claim which provides for any relief other than the payment of monetary damages or which could have a material precedential impact or effect on the business or financial condition of the Fund or the Company, as applicable.

11.         Closing.

11.1       Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company on such date as the Parties shall mutually determine (the “Closing Date”).

11.2       Documents to be Delivered by the Company or the shareholders of the Company. At the Closing, the Company and the shareholders of the Company shall deliver to the Fund the following documents:

11.2.1	Shareholders agreement between the Surviving Corporation and the shareholders of the Surviving Corporation.

11.2.2	A certified copy of the duly adopted resolutions of the shareholders and board of directors of the Company authorizing the Merger of the Fund into the Company and the adoption of the Agreement of Merger.

11.2.3	Certificates for the shares of the Company’s Class A Non-Voting Preferred Stock to be issued to the shareholders of the Fund pursuant to Section 2, unless said shares are evidenced in book entry only.

11.2.4	The Additional Consideration in cash or other readily-available funds.

11.2.5	Such other certificates, instruments and documents required to satisfy the conditions in Section 6 above.

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Agreement and Plan of Merger

11.3       Documents to be Delivered by the Fund or the shareholders of the Fund. At the Closing, the Fund and the shareholders of the Fund shall deliver to the Company the following documents:

11.3.1	Joinders to the Shareholders agreement between the Surviving Corporation and the shareholders of the Surviving Corporation.

11.3.2	A certified copy of the duly adopted resolutions of the Fund’s board of directors authorizing the execution, delivery and performance of this Agreement and authorizing the acts of its officers in carrying out its terms and provisions.

11.3.3	Such other certificates, instruments and documents required to satisfy the conditions in Section 7 above.

12.       Termination of Agreement. This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned without any liability on the part of any party to any other, at any time before the Closing Date as provided below:

(a)	By mutual consent of the Fund and the Company;

(b)	By the Fund pursuant to Section 9.2; or

(c)	By the Company pursuant to Section 9.3.

13.         Miscellaneous.

13.1       Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

13.2       No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided however that the provisions in Section 2 related to conversion of shares are intended for the benefit of the shareholders of the Fund.

13.3       Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

13.4       Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

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Agreement and Plan of Merger

13.5       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

13.6       Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.7       Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier and addressed to the intended recipient as set forth below:

If to the Company:	Tuscan Gardens Senior Living Communities, Inc.
c/o Laurence J. Pino, Esq.
99 S. New York Avenue
Winter Park, FL 32789

If to the Fund:	Tuscan Gardens Immediate Fund, Inc.
c/o Laurence J. Pino, Esq.
99 S. New York Avenue
Winter Park, FL 32789

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.8       Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Florida. Venue for all proceedings hereunder shall be in the state and federal courts located in Orange County, Florida.

13.9       Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Date with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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Agreement and Plan of Merger

13.10       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.11       Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13.12       Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation. The words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular of this Agreement unless specifically stated otherwise.

13.13       Attorneys’ Fees and Costs. In the event of any litigation, including arbitration, between the Parties arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all costs incurred and reasonable attorneys’ fees, including attorneys’ fees in all investigations, arbitrations, trials, bankruptcies and appeals. If any dispute arising out of or relating to this Agreement is submitted to arbitration, the arbitrator or arbitrators shall have the power and authority to, and the Parties hereby direct that such arbitrator or arbitrators shall, determine entitlement to attorneys’ fees and costs, and the amount of such attorneys’ fees and costs, to be awarded to the prevailing Party. The Parties agree and acknowledge that this provision, while it references arbitration, shall not be read to require the Parties to submit to arbitration unless they agree to submit to arbitration in a separate, explicit, provision of this Agreement or in a separate written agreement.

13.14       Number and Gender. Where appropriate to the construction hereof, the singular and plural number, and the masculine, feminine and neuter gender, shall be interchangeable.

13.15       Rights Cumulative. All of the Parties’ rights and remedies under this Agreement are cumulative and nonexclusive.

13.16       Time. Time is of the essence with respect to all matters contained in this Agreement.

13.17       Dates. In the event any date is specified in this Agreement, or is computed in accordance with the provisions of this Agreement, as the date by which the performance of some act is required, and such date falls on a weekend or legal holiday, the date by which the performance of the act is required shall be deemed to be the next day which is not a weekend or legal holiday.

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Agreement and Plan of Merger

13.18       No Agency; No Partnership. Neither Party to this Agreement shall be authorized to act as the agent of the other except as and to the extent expressly set forth herein. Nothing contained in this Agreement shall be deemed or construed by any Party or by any Person to create the relationship of partnership or joint venture between the Company or the Fund.

13.19       Authority to Execute Agreement. The signature by any individual to this Agreement shall be deemed a personal warranty by that individual that he or she has the full power and authority to bind any Party on behalf of which he or she purports to act hereunder.

13.20       Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES TO FOLLOW]

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Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be executed as of the date first above written.

“COMPANY”

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

By:	/s/ Laurence J. Pino
Laurence J. Pino, President

“FUND”

TUSCAN GARDENS INTERMEDIATE FUND, INC.

By:	/s/ Laurence J. Pino
Laurence J. Pino, President

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Agreement and Plan of Merger

EXHIBIT A

ARTICLES OF MERGER OF

TUSCAN GARDENS INTERMEDIATE FUND, INC.

WITH AND INTO

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

The following articles of merger are being submitted in accordance with the Florida Business Corporation Act, pursuant to Section 607.1105, Florida Statutes:

FIRST: The exact name and jurisdiction of the surviving entity are as follows:

Legal Name	Jurisdiction	Entity Type	Document #

Tuscan Gardens Senior Living Communities, Inc.	Florida	Profit Corporation	P18000063149

SECOND: The exact name and jurisdiction of each merging entity are as follows:

Legal Name	Jurisdiction	Entity Type	Document #

Tuscan Gardens Intermediate Fund, Inc.	Florida	Profit Corporation	P20000098483

THIRD: The merger was approved by each domestic merging corporation in accordance with Section 607.1101(1)(b), Florida Statutes, and by the organic law governing the other parties to the merger.

FOURTH: Please check one of the boxes that that apply to the surviving entity:

☒	This entity exists before the merger and is a domestic filing entity.
☐	This entity exists before the merger and is not authorized to transact business in Florida.
☐	This entity exists before the merger and is a domestic filing entity, and its Articles of Incorporation are being amended as attached.
☐	This entity is created by the merger and is a domestic corporation, and the Articles of Incorporation are attached.
☐	This entity is a domestic eligible entity and is not a domestic corporation and is being amended in connection with this merger as attached.
☐	This entity is a domestic eligible entity being created as a result of the merger. The public organic record of the survivor is attached.
☐	This entity is created by the merger and is a domestic limited liability limited partnership or a domestic limited liability partnership, its statement of qualification is attached.

FIFTH: Please check one of the boxes that apply to domestic corporations:

☒	the Plan of Merger was adopted by the shareholders and each separate voting group as required.
☐	the Plan of Merger did not require approval by the shareholders.

SIXTH: Please check one of the boxes applicable to foreign corporations:

☐	the participation of the foreign corporation was duly authorized in accordance with the corporation’s organic laws.
☒	Not Applicable

SEVENTH: Please check one of the boxes applicable to domestic or foreign non-corporations:

☐	the participation of the domestic or foreign non-corporation was duly authorized in accordance with each of such eligible entity’s organic laws.
☒	Not Applicable

EIGHTH: If other than the date of filing, the delayed effective date of the merger, which cannot be prior to nor more than 90 days after the date this document is filed by the Florida Department of State:      N/A

NINTH: Signatures for each corporation

Name of Entity	Signature(s)	Name and Title of Individual Signatory

Tuscan Gardens Senior Living Communities, Inc.	/s/ Laurence J. Pino	Laurence J. Pino, President

Tuscan Gardens Intermediate Fund, Inc.	/s/ Laurence J. Pino	Laurence J. Pino, President